SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PACIFICA BANCORP, INC.

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PACIFICA BANCORP, INC.

10900 N.E. Fourth Street, Suite 200

Bellevue, Washington 98004

March 20, 2003

Dear Shareholder:

We are pleased to invite you to Pacifica Bancorp, Inc.’s (“Pacifica Bancorp” or the “Company”) Annual Meeting of Shareholders. The meeting will begin at 6:00 p.m. on May 20, 2003 at the Company’s office building located at 10900 N.E. Fourth Street, Suite 900, Bellevue, Washington 98004.

At the meeting, you and the other shareholders will be asked to approve the election of “Class 2 Directors” and one “Class 3 Director” to our Board of Directors. You also will have the opportunity to hear how we performed in 2002 and to ask questions of our management and our officers. You will find additional information concerning the Company and its operations, including its audited financial statements, in the enclosed Annual Report and Form 10-K for the year ended December 31, 2002.

We hope that you can join us on May 20, 2003. We urge you to sign and return your proxy form as promptly as possible, whether or not you plan to attend the annual meeting in person. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

Sincerely,

/s/ LYLE K. SNYDER	/s/ JOHN A. KENNEDy

Lyle K. Snyder Chairman of the Board	John A. Kennedy President and Chief Executive Officer

PACIFICA BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2003

The 2003 Annual Meeting of Shareholders of Pacifica Bancorp, Inc. (“Pacifica Bancorp” or “the Company”) will be held at the Company’s office building located at 10900 N.E. Fourth Street, Suite 900, Bellevue, Washington 98004, at 6:00 p.m. on May 20, 2003, for the following purposes:

1.	To elect “Class 2 Directors” to serve a three year term on the Company’s Board and to elect one “Class 3 Director” to serve a one year term on the Company’s Board.

2.	To transact any other business that properly comes before the meeting or any adjournment of the meeting.

Shareholders owning shares of our common stock at the close of business on the record date of March 18, 2003 are entitled to receive notice and to vote at the meeting.

By Order of the Board of Directors

/s/    PAUL F. FARRIS

Paul F. Farris

Corporate Secretary

PACIFICA BANCORP, INC.

10900 N.E. Fourth Street, Suite 200

Bellevue, Washington 98004

PROXY STATEMENT

The Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set March 18, 2003 as the record date for the meeting. Shareholders who owned Pacifica Bancorp common stock on that date are entitled to receive notice of and to vote at the meeting, with each share entitled to one vote. There were 3,260,368 shares of Pacifica Bancorp common stock outstanding on the record date.

Voting materials, which include this Proxy Statement, a proxy form, and the 2002 Annual Report and Form 10-K, will first be sent or delivered to shareholders on or about March 25, 2003.

ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy form?

You are receiving this Proxy Statement and proxy form because you own shares of Pacifica Bancorp common stock. This Proxy Statement describes issues on which you are entitled to vote.

When you sign the proxy form you appoint John A. Kennedy, Emily Yeh and Katty Chow as your representatives at the meeting. John A. Kennedy, Emily Yeh and Katty Chow will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.

If your shares are not voted in person, they cannot be voted on your behalf unless you provide our corporate secretary with a signed proxy authorizing another person to vote on your behalf. Even if you expect to attend the meeting in person, in order to ensure that your shares are represented, please complete, sign and date the enclosed proxy form and return it promptly.

Who is soliciting my proxy and who is paying the cost of solicitation?

The Company’s Board of Directors is sending you this Proxy Statement in connection with its solicitation of proxies for use at the 2003 Annual Meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. The Company will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners of Pacifica Bancorp common stock.

What am I voting on?

At the Annual Meeting you will be asked to vote on the election of “Class 2 Directors” to serve a three year term on the Company’s Board of Directors and to elect one “Class 3 Director” for a one year term on the Company’s Board of Directors.

Who is entitled to vote?

Only shareholders who owned Pacifica Bancorp common stock as of the close of business on the record date, March 18, 2003, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly. Shares held in street name may also be eligible for internet or telephone voting in certain circumstances if you did not receive a proxy form directly.

Can I change my vote after I return my proxy form?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the Corporate Secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy form, John A. Kennedy, Emily Yeh, and Katty Chow, as the persons named as proxy holders on the proxy form, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated “Class 2 Directors” and Class 3 Director listed in this Proxy Statement. If any other matters are considered at the meeting, John A. Kennedy, Emily Yeh, and Katty Chow will vote as recommended by the Board of Directors. If the Board does not give a recommendation, John A. Kennedy, Emily Yeh and Katty Chow will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy form?

If your shares are registered in your name and you do not return your proxy form or do not vote in person at the Annual Meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for the election of directors as they think best.

How many votes are needed to hold the Annual Meeting?

As of the record date for the Annual Meeting, 3,260,368 shares of Company common stock were outstanding and eligible to vote. A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”).

What vote is required to elect directors?

The nominees for director who receive the highest number of FOR votes cast will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

Can I vote on other matters or submit a proposal to be considered at the meeting?

The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s bylaws. The Board of Directors does not presently know of any other matters to be brought before the Annual Meeting.

For shareholders seeking to include proposals in the proxy materials for the 2004 annual meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by the Secretary of the Company no later than December 1, 2003.

How do I nominate someone to be a director?

If you wish to nominate someone for election to the Board at the 2004 Annual Meeting of Shareholders, you must give written notice to the Company’s Secretary not less than 14 nor more than 60 days prior to the date of the 2004 Annual Meeting. If the Company gives less than 21 days’ notice of the Annual Meeting, your notification must be mailed or delivered to the Secretary not later than the close of business on the seventh day following the day that notice of the Annual Meeting was mailed. Your notification should contain the following information to the extent known: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of Pacifica Bancorp stock that you intend to vote plus those shares you know to be held by others which will be voted for your proposed nominee; (d) your name and address; and (e) the number of shares of Pacifica Bancorp stock you own. The Company’s Chairman may disregard your nomination if it does not meet these requirements.

STOCK OWNERSHIP

How much stock do the Company’s directors and executive officers own?

The following table shows, as of March 18, 2003, the amount of Pacifica Bancorp common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) the Named Executives (as defined in “Executive Compensation”, below); (c) all of the Company’s directors and executive officers as a group and (d) all shareholders known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Pacifica Bancorp common stock. Based on information furnished by the owners and except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 10900 N.E. Fourth Street, Suite 200, Bellevue, Washington 98004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name	Age	Position/Title	Number of Shares		Percentage of Ownership
John A. Kennedy	62	President, Chief Executive Officer and Director	7,200		*
John H. Huddleston	49	Executive Vice President, Chief Financial Officer and Chief Operating Officer	42,240	(1)	1.28%
Yi-Heng Lee	48	Director	24,800	(2)	*
Mark P. Levy	53	Director	26,800	(2)	*
Robert E. Peterson	58	Director	100,800	(2)	3.09%
George J. Pool	66	Director	49,800	(2)	1.53%
Lyle K. Snyder	51	Director and Chairman of the Board	59,800	(2)	1.83%
Fannie Kuei-Fang Tsai	55	Director	78,800	(2)	2.41%
Mark W. Weber	46	Director	18,800	(2)	*
Edwin R. Young	69	Director	24,800	(2)	*

All directors and executive officers as a group (10 persons)			426,640	(3)	12.77%

*	Less than 1%

(1)	This amount includes 42,240 incentive stock options that become exercisable May 17, 2003.

(2)	This amount includes 4,800 non-qualified stock options that become exercisable May 17, 2003.

(3)	These amounts include 80,640 shares of stock options that become exercisable May 17, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are nominated?

The Company’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be at least five and not more than 15, as established by the Board of Directors from time to time. The number of directors is currently set at 9. The Board is, however, looking for qualified candidates to serve on the Company’s Board and audit committee and may, as appropriate, create an additional director position prior to the 2004 Annual Meeting, in accordance with Article X of the Company’s bylaws.

The bylaws require that the Company’s board of directors be divided into three classes which are as nearly equal in number as possible. The directors in each class will serve staggered three-year terms or until a successor is elected and qualified. Class 1 directors are currently serving until 2005, Class 2 directors, if reelected, will serve until 2006 and Class 3 directors will serve until 2004 (in each case the length of term being reducible to reflect the schedule of the annual meeting of shareholders). At each annual meeting of shareholders after the first annual meeting, the number of directors equal to the number of the class whose term expires at the time of such meeting will be elected to hold office for three years or until their successors are elected and qualified. The Board of Directors is responsible for nominating prospective directors.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse, or be unable, to serve.

Who are the nominees?

Information regarding each of the nominees is provided below, including name, principal occupation during the past five years, the year first elected as a director of the Bank and the expiration date of such director’s term. Age information is provided in the Stock Ownership table on page 4 of this Proxy Statement. All of the nominees for directors are presently directors of the Company and its wholly owned subsidiary, Pacifica Bank (the “Bank”). John A. Kennedy, the nominee for “Class 3 Director” was appointed to fill a vacancy on the Bank’s board of directors in September 2002 and the Company’s board of directors in February 2003. Certain nominees are also directors of the Company’s wholly-owned subsidiary, Pacifica Mortgage Company.

Nominees for Class 2 Directors	Term Expires with 2003 Annual Meeting

Lyle K. Snyder. Mr. Snyder has been a director of the Company, the Bank and Pacifica Mortgage Company since their respective inceptions. In August 2002, the board appointed Mr. Snyder to serve as Chairman of the Board of Directors of the Company and its subsidiaries upon the resignation of Mr. Low.

Mr. Snyder is the owner and President since November 2002 of Restaurants of Washington, Inc., a restaurant development and operations company. Mr. Snyder has been a real estate investor and developer in Seattle for over 27 years. He also has been a business and engineering consultant for the Dura-Bond Bearing Company, a 50-year-old manufacturer of camshaft bearings for the automotive industry, since 1996. Previously, Mr. Snyder was president and owner of Snyder Industries, Inc., a component manufacturer for the automotive industry, which merged with Dura-Bond Bearing Company in 1996. Mr. Snyder holds a BS degree from the University of Washington.

Fannie Kuei-Fang Tsai. Mrs. Tsai has been a director of the Company and the Bank since their respective inceptions. Mrs. Tsai has been the co-owner and President of various Tsai Property companies, involved in property development and management, since 1990. She holds a teaching degree from the Taipei Municipal Teachers’ College for Women in Taiwan.

Edwin R. Young. Mr. Young has been a director of the Company and the Bank since their respective inceptions. Mr. Young is a former President and owner of Worthington Insurance in Bothell from which he retired in 1998. He has been involved in the insurance business since 1957. Mr. Young holds a BA in Business Administration from the University of Washington and professional degrees of associate in Risk Management (ARM) and chartered property casualty underwriter (CPCU).

Nominee for “Class 3 Directors” (Appointed to Fill Vacancy)	Term Expires with 2004 Annual Meeting

John A. Kennedy. In September 2002, Mr. Kennedy joined the Company as the Chief Executive Officer and President of the Company and the Bank. He currently serves as a Director of the Company, the Bank and Pacifica Mortgage Company. He previously served as a director of the Bank between 1998 and 2000, until resigning to take an executive position with HomeStreet Bank in their business banking division in 2000. His career has included senior positions with Bank of America, United California Bank (predecessor to First Interstate), Bank of Scotland (New York office), and the Manager and SVP of Hong Kong and Shanghai Bank’s Seattle Office for over thirteen years. In addition, from 1997 to 2000, he served as Executive Director of the World Trade Center of Tacoma. He has also served as the board chairman of the Washington State International Trade Fair, and as a board member on the Washington Council of International Trade, the World Trade Center Tacoma, and the Washington State China Relations Council. He has also served as an advisory board member at North Seattle Community College and Pacific Lutheran University’s China studies program. He holds a bachelor’s degree in Economics from the University of Oregon.

Continuing Directors

The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:

Class 1 Directors	Term Expires with 2005 Annual Meeting

Mark P. Levy. Mr. Levy has been a director of the Company, the Bank and Pacifica Mortgage Company since their respective inceptions. Mr. Levy has been the owner and President of The Painters Inc., a commercial and industrial painting contractor, since 1982. Mr. Levy holds a BS degree in Business Administration and a bachelor’s degree in Hotel and Restaurant Management from the University of Denver.

George J. Pool. Mr. Pool has been a director of the Company, the Bank and Pacifica Mortgage Company since their respective inceptions. He has been the President and owner of Pool Industries, Inc., a distributor of commercial paper and packaging products, since 1976. He holds a bachelor’s degree in electronic engineering and a master’s degree in business administration from California Polytechnic State University.

Mark W. Weber. Mr. Weber has been a director of the Company and the Bank since their respective inceptions. He has been the President and owner of Weber Marketing Group, Inc., a marketing and media consulting company, since 1988. Mr. Weber’s 15-year marketing career has included positions as the senior marketing officer in the credit union and banking industries. He holds a bachelor’s degree from Arizona State University.

Class 3 Directors	Term Expires With 2004 Annual Meeting

Yi-Heng Lee. Mr. Lee has been a director of the Company and the Bank since their respective inceptions. He has been the President and owner of Leeward Inc., a furniture distribution company with offices in Jakarta, Indonesia and Bellevue, Washington, since 1984. Mr. Lee received a BA degree from Chung Hai University (Taiwan) in 1976 and an MA degree in Chinese Literature from National Taiwan University in 1979.

Robert E. Peterson. Mr. Peterson has been a director of the Company, the Bank and Pacifica Mortgage Company since their respective inceptions. He is an industrial/commercial real estate investor and has been the owner and President of Pacific Constructors International, Inc., since 1987. Mr. Peterson holds a BA degree in Finance from the University of Washington School of Business Administration.

What committees has the Board established?

The Board of Directors has established an Executive Committee, a Strategic Planning, Acquisition and Development Committee, an Audit Committee and a Personnel Committee. The Bank also has a Board Loan Committee and Asset/Liability Management & Investment Committee. The Company does not have a standing nominating committee. The Board of Directors identifies and recommends persons to be nominees for positions on the board of directors at each annual meeting of shareholders, and to fill vacancies on the Board between annual meetings.

Audit Committee. The Audit Committee reviews and approves the services of the independent auditors, reviews the plan, scope and results of audits by both the internal auditors and the independent auditors, and reviews the reports of bank regulatory authorities. The Audit Committee also has oversight with respect to the Company’s financial reporting, including the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. Current members of the Audit Committee are: George Pool (Chairman), Fannie Kuei-Fang Tsai, Yi-Heng Lee, and Edwin R. Young. Each of the Audit Committee members is an independent director. There were five meetings of the Audit Committee during 2002. The Company’s Audit Committee has not adopted a written charter.

Personnel Committee. The Personnel Committee reviews and recommends remuneration arrangements for senior management and company-wide personnel issues. The Personnel Committee consists of six outside directors: Lyle K. Snyder (Chairman), Yi-Heng Lee, Robert E. Peterson, Fannie Kuei-Fang Tsai, Mark W. Weber, and Edwin R. Young. There were eight regular meetings of the Personnel Committee during 2002.

Executive Committee. The duties of the Executive Committee is to oversee management of the Company and to exercise, when the Board is not in session, all powers of the Board that lawfully may be delegated. Current members of the Executive Committee are: John A. Kennedy (Chairman), Lyle K. Snyder, George J. Pool, Mark P. Levy, Robert E. Peterson, Fannie Kuei-Fang Tsai and two non-voting officers, John D. Huddleston and Paul F. Farris. There were eleven regular meetings of the Executive Committee during 2002.

Strategic Planning, Acquisition and Development Committee. This committee was formed to pursue strategic planning for the Company and to review acquisition possibilities and Company expansion, including facilities. Such plans are to be formulated by the Committee and submitted to the Board for appropriate consideration and action. Members of the Committee are: Lyle K. Snyder (Chairman), John A. Kennedy, George J. Pool, Robert E. Peterson, Mark P. Levy, Fannie K. F. Tsai, Mark W. Weber and two officers John D. Huddleston and Paul F. Farris. There were three regular meetings of this Committee during 2002.

Board Loan Committee. The Board Loan Committee examines and takes appropriate action on loans over $1 million, and has authority to exercise all powers of the Board regarding loans that lawfully may be delegated. Current members of the Board Loan Committee are: Robert E. Peterson (Chairman), John A. Kennedy, Mark P. Levy, George J. Pool and Lyle K. Snyder, and one officer, Rob Robinson. There were thirty-six regular meetings of the Board Loan Committee during 2002.

Asset/Liability Management Committee & Investment Committee. The primary function of this Committee is to review and approve purchase and sale of securities and other investments, to exercise authority regarding investments, and to monitor and manage liquidity risk, capital risk, interest rate risk and economic or market risk of the Company. Members of this Committee are: John A. Kennedy (Chairman), Robert E. Peterson, George J. Pool, Mark Weber, and Edwin R. Young and two officers, John D. Huddleston and Paul F. Farris. There were three meetings of this Committee during 2002.

How often did the Board of Directors meet during 2002?

The Board of the Company met 11 times and the Board of the Company’s primary subsidiary, the Bank, met 21 times, during 2002. Each Director attended at least 75% of the total number of meetings of the Company’s Board of Directors and committees on which he or she served.

How are directors compensated?

Each non-officer director of the Company receives $200 for each board or committee meeting attended. Each non-officer director who is a member of the Board’s loan committee also receives $275 for each loan committee meeting attended. Non-officer director fees for attending board meetings and committee meetings totaled $122,800 in 2002. An additional $4,800 was paid to three officers of the Company who were directors of the Pacifica Mortgage Company.

In 1998, all non-officer directors were granted a non-qualified stock option to purchase 6,000 shares of Pacifica Bank common stock at an exercise price of $5 per share. The shares were to vest ratably over a five-year period beginning November 7, 1998, unless earlier vesting is approved by the Personnel Committee. These options became options to purchase Pacifica Bancorp shares by virtue of the bank holding company reorganization that became effective on January 1, 2001.

EXECUTIVE COMPENSATION

The following section describes the compensation that the Company pays its Chief Executive Officer and other executive officers named in the Compensation table (collectively, the “Named Executives”). This section includes:

•	a report of the Company’s Personnel Committee on executive compensation;

•	a detailed table showing compensation of the Named Executives for the last three years; and

•	information about stock options and other benefits.

Report of the Personnel Committee on Executive Compensation

The Personnel Committee of the Board of Directors of the Company has furnished the following report on executive compensation for fiscal year 2002. The Personnel Committee report is intended to describe in general terms the process the Personnel Committee undertakes and the matters it considers in determining the appropriate compensation for the Company’s executive officers, including the Named Executives.

Responsibilities and Composition of the Personnel Committee

The Personnel Committee is responsible for (1) establishing compensation programs for executive officers of the Company designed to attract, motivate and retain key executives responsible for the success of the Company as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its shareholders; and (3) determining the salary, bonus, stock option and other compensation of the Company’s executive officers. The Personnel Committee serves pursuant to a Charter adopted by the Board of Directors.

The Personnel Committee consists of six outside directors (Lyle K. Snyder (Chairman), Yi-Heng Lee, Robert E. Peterson, Fannie Kuei-Fang Tsai, Mark W. Weber and Edwin R. Young). There were 8 regular meetings of the Personnel Committee during 2002.

Compensation Philosophy

The Company’s long-term goal is to create value for our shareholders, customers and community through the dedicated, professional and innovative performance of our employees. The Company continuously reviews products and services in order to provide its customers more service options and better quality. Further growth through branch expansion or acquisition into other geographic and product line markets may also be considered as new opportunities arise. Our business strategy is based on the following principles:

•	Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Pacifica believes are under-served by larger banks in its market area.

•	Fund loan growth primarily through retail deposits, supplemented by business banking customer deposits and other borrowings.

•	Continue growth through a combination of growth at existing offices, and expanding products beyond traditional loan and deposit services.

•	Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

The achievement of these goals is intended to create long-term value for Pacifica’s shareholders, consistent with protecting the interests of depositors.

The Company faced several challenges in 2002, including the imposition of a supervisory directive and the transition of our Chief Executive Officer. Our growth strategies were tempered by these events, as we shifted our focus to improving asset quality, increasing earnings and growing capital.

The Personnel Committee believes that compensation of the Company’s Chief Executive Officer, other executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies that the Company has established and enunciated.

When establishing salaries, bonus levels and stock option awards for executive officers, the Personnel Committee considers (1) Pacifica’s performance during the past year and recent quarters in meeting its financial and other performance goals, (2) the individual’s performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions with companies of comparable size, maturity and pursuing similar objectives, and other companies within the financial institutions industry. With respect to executive officers other than the Chief Executive Officer, the Personnel Committee takes into consideration the recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

Compensation Programs and Practices

The Company’s compensation program for executives consists of three key elements: (1) base salary, (2) a performance-based annual bonus, and (3) periodic grants of options and other stock-based compensation. Since its inception, the Company has not granted any options or other stock-based compensation, other than the options granted to new employees upon commencement of employment.

The Personnel Committee believes that this three-part approach best serves the interests of the Company’s and its shareholders. It enables the Company to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to the Company’s overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation. This type of compensation is intended to align the interests of option holders and of the Company’s shareholders, and further serve to promote an executive’s continued service to the organization.

Base Salary. Base salaries for the Company’s senior officers are based upon such factors as competitive industry salaries, an executive’s scope of responsibilities, and individual performance and contribution to the organization. The Company’s Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other banking companies, including companies of different sizes, and provides this data to the Personnel Committee for its consideration in connection with the determination of levels of compensation. To the extent it deems appropriate, the Personnel Committee also considers general economic conditions within the area and within the industry.

Annual Bonus. Executive officers may have an annual incentive (bonus) opportunity with awards based on the overall performance of the Company and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: successfully pursuing the Company’s growth strategy, maintaining sound asset quality, improving productivity, and increasing earnings and return on equity.

The size of the bonus pool is based upon an assessment of the Company’s performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall goals. Once the bonus pool is determined, the Chief Executive Officer makes individual bonus recommendations to the Personnel Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company’s overall performance. The Personnel Committee establishes the Chief Executive Officer’s bonus. In light of economic conditions and net losses suffered by the Company in 2001, as well as continued financial challenges in 2002, the Personnel Committee determined that it would not be appropriate to pay bonuses to the Company’s executive officers in 2002.

Options and Other Stock-Based Compensation. The Personnel Committee believes that the issuance of stock options to new employees is an important part of their overall compensation package and is designed to align the employees’ goals with that of the shareholders and the Company. The Company’s use of stock-based compensation may focus on the following guiding principles: (1) stock-based compensation will be an important element of employee pay, (2) the grant of stock options will be based on various performance measures, (3) owning stock is an important ingredient in forming the partnership between employees and the organization, and (4) ownership of significant amounts of the Company’s stock by executives and senior officers of the Company will facilitate aligning management’s goals with the goals of shareholders.

Chief Executive Officer Compensation

For 2002, Jeffrey C. Low, who served as the Company’s President and Chief Executive Officer through August 2002, received an annual base salary at the increased rate of $150,000 per year, compared to $136,800 for 2001. The board determined it appropriate to increase Mr. Low’s salary after conducting a comprehensive study of salaries paid to chief executive officers of banking companies with a profile similar to that of the Company. No options were granted and no bonuses were paid to Mr. Low in 2002.

In setting the salary and evaluating other compensation of Mr. Low for services rendered in 2002, the Personnel Committee considered both quantitative and qualitative factors.

In looking at quantitative factors, the Personnel Committee reviewed the Company’s 2001 and 2002 financial results and budget. Specifically, the Personnel Committee considered that:

•	The Company reported net income of $108,000, or $0.03 per diluted share for 2002, compared to a net loss of $(2.97) million, or $(0.91) per diluted share for 2001;

•	The return on average assets was 0.07% for the year 2002 and (1.84%) for the year 2001 and the return on average stockholders’ equity was 0.92% for 2002 and (19.53%) for 2001;

•	Average total assets, total loans and total deposits increased (decreased) by 0.4%, (1.93)% and 2.4%, respectively, from 2001 to 2002;

•	Credit quality did not compare favorably with peer group performance; and

•	The Company made good progress in compliance with the supervisory directive.

In addition to these quantitative results, the Personnel Committee also considered certain qualitative accomplishments by Mr. Low. Specifically, the Personnel Committee recognized his success in retaining quality employees and recruiting new officers and in overseeing the geographic expansion of the Company into Seattle.

John D. Huddleston was appointed as the acting President and Chief Executive Officer for a short period in 2002, while continuing in his role of Chief Financial Officer and Chief Operating Officer.

Mr. Huddleston has served as Chief Financial Officer since formation of the Bank in 1998 and added the role of Executive Vice President and Chief Operating Officer in October 2001. At that time, the Board of Directors determined it appropriate and did increase his annual base salary to a rate of $118,800 per year, compared to $106,200 per year, for his promotion. In March 2002, the Board increased Mr. Huddleston’s annual base salary to a rate of $129,800 per year based on his performance in 2001. No options were granted and no bonuses were paid to Mr. Huddleston in 2002.

John A. Kennedy joined the Company as President and Chief Executive Officer in September 2002. Mr. Kennedy’s compensation package was established based on the Personnel Committee’s research of compensation packages awarded to presidents and chief executive officers of financial institutions similar to the Company. The Board determined that Mr. Kennedy be paid a salary at the annual rate of $138,800. The Board also granted Mr. Kennedy an option to purchase 25,000 shares of the Company’s Common Stock. The option vests in equal yearly installments over a five-year period.

Policy With Respect to $1 Million Deduction Limit

It is not anticipated that the limitations on deductibility, under Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to the Company or its subsidiaries in the foreseeable future. In the event that such limitations would apply, the Personnel Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of the Company. This may or may not involve actions to preserve deductibility.

Conclusion

The Personnel Committee believes that for 2002, the compensation terms for Jeffery C. Low, as well as for the other executive officers, were consistent with independent industry compensation studies for executives holding similar positions and were clearly related to the realization of the goals and strategies established by the Company.

Lyle K. Snyder, Chairman

Yi-Heng Lee

Robert E. Peterson

Fannie Kuei-Fang Tsai

Mark W. Weber

Edwin R. Young

Stock Performance Graph

The Stock Performance Graph is not included in this Proxy Statement because the Company’s common stock is not publicly traded on a securities exchange or in the over-the counter market.

Summary Compensation Table

The following table shows compensation paid or accrued for the last three fiscal years to the Named Executives:

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary[1]		Bonus1	Securities Underlying Options (#)[2]	All Other Compensation[3]
John A. Kennedy[4] President and Chief Executive Officer	2002		$138,800	-0-	25,000		$1,050

Jeffery C. Low[4], Former President and Chief Executive Officer	2002 2001 2000	$ $ $	168,942 136,766 129,805	$-0- -0- 23,430	-0- -0- -0-	$ $ $	7,075 11,913 10,618

John D. Huddleston, Executive Vice President, Chief Financial Officer and Chief Operating Officer	2002 2001 2000	$ $ $	127,967 106,208 95,736	$-0- -0- 14,922	-0- -0- -0-	$ $ $	10,992 10,500 7,535

1	Represents cash compensation earned. Mr. Low’s salary in 2002 included accrued vacation and severance payments made through February 2003. The table reflects the salary that Mr. Kennedy would have received had he been with the Company for the full year in 2002. The actual amount of salary paid to Mr. Kennedy in 2002 was $36,728.

2	Represents total number of incentive stock options granted. Mr. Low and Mr. Huddleston received stock options to purchase 75,900 and 52,800 shares of common stock of the Company, respectively, prior to 1999.

3	Amounts in 2000, 2001 and 2002 represent car allowance, the Company’s matching contributions under the 401(k) plan and director fees from Pacifica Mortgage Company. Mr. Kennedy received $1,050 in car allowance during 2002; Mr. Low received $2,625 in car allowance, $3,250 in 401(k) matching contribution, and $1,200 in director fees from Pacifica Mortgage Company during 2002; Mr. Huddleston received $4,200 in car allowance, $5,192 in 401(k) matching contribution and $1,600 in director fees from Pacifica Mortgage Company during 2002.

4	In August 2002, the Company’s founding President, Chairman and Chief Executive Officer, Mr. Jeffery C. Low, departed the Company. Mr. Kennedy joined the Company as President and Chief Executive Officer in September 2002.

Equity Compensation Plan Information

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	853,568	(1)	$5.94	259,272
Equity compensation plans not approved by security holders	—		—	—
Total	853,568		$5.94	259,272

(1)	Includes 836,568 outstanding options and 17,000 incentive stock options awarded but not yet delivered.

Option Grants in 2002

Individual Grants

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date	Grant Date Value[1]
John A. Kennedy	25,000	22%	$6.25	9/23/2012	$52,897

[1]	The fair market value of options granted during 2002 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 67.34%; risk-free rates of 3.70%; no annual dividend yields; and expected lives of ten years.

Option Exercises and Year-End Option Value

The following table summarizes options exercised, and the value of unexercised options held, by the Named Executives at December 31, 2002:

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options (Exercisable/ Unexercisable)[1]
John A. Kennedy	-0-	$0	0/25,000	$0/$0
John D. Huddleston	-0-	$0	31,680/10,560	$3,168/$1,056

[1]	In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $5.10, which to the Company’s knowledge is the last sale price of the Company’s common stock prior to December 31, 2002. This transaction occurred on December 18, 2002.

EMPLOYEE STOCK OPTION PLAN

In 1998, the Bank adopted the Bank Employee Stock Option Plan (the “Plan”), and the Bank’s shareholders approved the Plan on November 7, 1998. As part of the bank holding company reorganization, the boards of both the Company and the Bank approved the Company’s adoption of the Plan as its own, effective as of January 1, 2001. Shareholders ratified the Company’s adoption of the Plan at the Annual Shareholders meeting held on April 24, 2001. In 2002 the Board approved an increase in the number of authorized shares under the Plan by 200,000 shares, to an aggregate total of 1,200,000. Shareholders ratified the increase at the Annual Shareholders Meeting held on March 25, 2002.

The following is a summary of the principal provisions of the Plan, and is subject to and qualified by reference to the Plan and to agreements entered into pursuant to the Plan.

Summary Description of the Plan

Plan Purpose. The Board believes that options are essential to: (a) attract and retain the services of key employees, officers and directors who are likely to make significant contributions to the success of the Company and each of its subsidiaries; (b) encourage ownership of Company common stock by those persons; and (c) promote the Company’s success by providing both rewards for exceptional performance and long-term incentives for future contributions.

Eligibility. Employees, directors (including non-employee directors) and consultants are eligible to participate in the Plan. Only employees are eligible to receive incentive stock options (“ISOs”).

Shares Subject to the Plan. The Plan currently authorizes the Board to issue up to 1,200,000 shares of Company common stock upon the exercise of stock options.

Types of Options. Options granted under the Plan may be either ISOs which are intended to meet all of the requirements of an “incentive stock option” as defined in Section 422 of the Internal Revenue Code, or stock options that do not qualify as ISOs (“NQSOs”).

Term of Options. Options granted under the Plan have a term of ten years from the grant date, except that: (a) the Board of Directors may specify a shorter term in the option agreement; (b) ISOs will not have a term of more than ten years; and (c) ISOs granted to persons who own more than 10% of the total combined voting power of all classes of Pacifica Bancorp stock must have a term of five years or less from the grant date.

Vesting. Each Option will be exercisable pursuant to a five-year vesting schedule unless modified or waived by the Board of Directors in the recipient’s option agreement.

Exercise Price. The Board of Directors determines the exercise price for all options, except that: (1) the exercise price for ISOs may not be less than the fair market value of Company common stock on the date of grant; and (b) ISOs granted to persons who own more than 10% of the total combined voting power of all classes of Pacifica Bancorp stock must have an exercise price of at least 110% of the fair market value of Pacifica Bancorp common stock.

Payment of Exercise Price. Upon exercise of an option, the recipient must pay the exercise price in cash unless a different form of payment is determined to be acceptable to the Board of Directors.

Expiration. All unvested options will expire immediately upon termination of the recipient’s employment, voluntarily or involuntarily. Vested options are exercisable for up to three months after termination unless the recipient is terminated for “Cause”, as defined in the Plan, in which case they expire immediately upon the recipient’s termination. All options are exercisable for up to one year after a recipient’s termination as a result of disability or death.

Amendment of Options. The Board of Directors may amend the terms and conditions of outstanding options if those amendments do not terminate the option or otherwise adversely affect the recipients without the recipients’ consent.

Transferability. Options are not assignable or otherwise transferable other than by will or the laws of descent and distribution and, during a recipient’s lifetime, may be exercised only by the recipient.

Administration. The Plan is administered by the Company’s Board of Directors, which determines the persons to whom awards will be made under the Plan, when awards will be granted, the amount of the awards and other terms and conditions of the awards. The Board of Directors may also waive or modify any restriction with respect to an award.

Term of Plan. The Plan has a term of ten years from the date it was originally approved by the Bank Board of Directors. The term was not adjusted upon the holding company reorganization.

Amendment and Termination of the Plan. The Board of Directors may at any time suspend, amend or terminate this Plan, provided, however, that approval by the shareholders is necessary within 12 months before or after the adoption by the Board of any amendment which will: (1) increase the number of shares reserved for the issuance of options under this Plan; (2) permit the granting of options to a class of persons other than those presently permitted to receive options under this Plan; or (3) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act.

Adjustment of Shares. The number of shares reserved for issuance under the Plan, the number of options issued but not exercised and the exercise price of those options will be adjusted if there is any change in Company common stock due to consolidation, stock dividends, stock splits, or any other increase or decrease in the number of the Company shares.

Change in Control. A change of control in the Company will not cause unvested options to vest unless the Board of Directors determines otherwise.

Federal Income Tax Consequences

The federal income tax consequences to the Company and to any person granted an option under the Plan are complex and subject to change. Grantees should refer to the disclosure provided in connection with the award of a stock option and should confer with their financial and tax advisors on this issue. Shareholders wishing to obtain further information about the tax consequences of the Plan to the Company should consult the disclosures provided in connection with the original shareholder approval of the Plan.

Options Granted

At December 31, 2002, options to purchase 853,568 shares of common stock were outstanding at exercise prices ranging from $5 to $11 per share and options to purchase 87,160 shares had been exercised. At December 31, 2002, there were 259,272 shares available for grant under the Plan.

OTHER EMPLOYEE BENEFITS

Effective January 1, 1999, the Bank adopted a defined contribution plan in the form of a 401(k) Plan. Following the holding company reorganization in January 2001, that plan now covers both the Company’s and the Bank’s employees. All regular full-time and part-time employees are eligible to participate in the 401(k) Plan. Participation in the 401(k) Plan begins on the first day of the month following the date of hire. Plan participants may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. Pacifica makes matching contributions equal to 100% of an employee’s contribution, up to 4% of the employee’s compensation. Matching contributions are vested immediately for employees hired prior to May 2002 and over a three year vesting period for employees hired May 1, 2002 or thereafter, with 25% vesting after one year of employment, 50% vesting after two years and 100% vesting after three years. The Company contributed approximately $126,000 in matching funds to the 401(k) Plan during 2002 and the Bank contributed matching funds totaling $92,000 in 2001 and $78,000 in 2000.

The Company has established a discretionary bonus plan for the benefit of certain officers and employees. Contributions by the Company are based upon year-end results of operations for the Company and attainment of goals by individuals. In 2000, the Bank paid approximately $200,000 to officers and employees under this plan. No bonuses were paid in 2002 or 2001.

The Company provides a group health plan, a group life insurance plan and a long-term care insurance plan along with the normal vacation and sick pay benefits.

Employment and Severance Agreements

The Company does not have employment agreements with any of the Named Executive Officers. However, on August 29, 2002, the Company entered into a Resignation and Release Agreement (the “Low Agreement”) by and between the Company, the Bank, Pacifica Mortgage Company and Jeffery C. Low to set forth the terms and conditions of the termination of Mr. Low’s employment with the Company. Pursuant to the Low Agreement the Company agreed to pay Mr. Low an amount equivalent to his regular salary of twelve thousand five hundred dollars ($12,500) per month through February 14, 2003 (the “Separation Period”), less required withholding and deductions, as separation pay. Pursuant to the Company’s Stock Option Plan, Mr. Low had ninety (90) days from August 14, 2002 to exercise his option to purchase the 50,120 shares of the Company’s common stock that were vested as of the date of the Low Agreement. Mr. Low did not exercise his options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is a reporting company pursuant to Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”). Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to report their ownership of and transactions in Company stock to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2002; except that one report, covering a stock purchase transaction of John A. Kennedy was inadvertently filed late. In making this disclosure, the Company has relied solely on the written representations of its directors and executive officers and or copies of the reports filed with the SEC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During 2002, certain directors and executive officers of the Company and their associates were customers of the Bank, and it is anticipated that such individuals will continue to be customers of the Bank in the future. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate outstanding amount of all loans to directors and officers and their associates was approximately $741,000 as of December 31, 2002.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Moss Adams LLP performed the audit of the Company’s financial statements for the year ended December 31, 2002. The Company’s Board has selected Moss Adams to be the Company’s independent accountants for fiscal year 2003. Shareholders are not required to take action on this selection. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Billed By Moss Adams During 2002

Audit Fees. The audit fees that Moss Adams billed the Company for its audit services, including review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q, totaled $56,500.

Financial Information Systems Design and Implementation Fees. There were no fees billed by Moss Adams LLP to the Company for financial information systems design and implementation fees for the year ended December 31, 2002.

All Other Fees. Other fees that Moss Adams billed the Company for all other non-audit services rendered to the Company, including tax related services and other consulting services, totaled $23,900.

Auditor Independence

The Audit Committee has determined that the provision of services rendered above under “All Other Fees”, is compatible with maintaining Moss Adams LLP’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Exchange Act of 1934, shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the financial statements with management and the independent accountants.

The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, by the Auditing Standards Board of the American Institution of Certified Public Accountants. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and letter from the independent accountants required by Independence Standards No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, by the Independence Standards Board, and has discussed with representatives of Moss Adams LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for that fiscal year, for filing with the Securities and Exchange Commission.

George J. Pool (Chairman)

Yi-Heng Lee

Fannie Kuei-Fang Tsai

Edwin R. Young

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The Company’s Annual Report to Shareholders and Form 10-K, including financial statements for the year ended December 31, 2002, is being mailed to the Company’s shareholders with this Proxy Statement. Exhibits to the Form 10-K will also be furnished to shareholders upon request and payment of a fee covering our reasonable expenses to:

Mr. Paul F. Farris

Corporate Secretary

10900 N.E. Fourth Street, Suite 200

Bellevue, Washington 98004

We urge you to sign and return your proxy form as promptly as possible, whether or not you plan to attend the Annual Meeting in person. If you do attend the meeting, you may withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

PACIFICA BANCORP, INC.

PROXY

ANNUAL MEETING, MAY 20, 2003

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

I, the undersigned shareholder of PACIFICA BANCORP, INC., Bellevue, Washington (the “Company”), hereby appoint John A. Kennedy, Emily Yeh and Katty Chow, each with full power to act alone, with full power of substitution, to vote as my proxy all of the common stock of the Company held in my name as of March 18, 2003, at the annual shareholders meeting to be held on May 20, 2003 or any adjournment of such meeting.

1.	ELECTION OF CLASS 2 DIRECTORS:

FOR all nominees listed below ☐	WITHHOLD AUTHORITY TO VOTE ☐
(except as marked to the contrary)	for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below.)

Lyle K. Snyder	Fannie Kuei-Fang Tsai	Edwin R. Young

2.	ELECTION OF JOHN A. KENNEDY AS A “CLASS 3 DIRECTOR” TO SERVE A ONE YEAR TERM:

FOR ☐	AGAINST ☐	ABSTENTION ☐

3.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

UNLESS SPECIFIED ABOVE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES LISTED ABOVE, UNLESS A CONTRARY DIRECTION IS GIVEN. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly presented at the meeting, this Proxy will be voted in accordance with the recommendations of management.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the May 20, 2003 meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

                                                             , 2003

Date

Signature of Shareholder	Signature of Shareholder

Print Name of Shareholder	Print name of Shareholder

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS MUST SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.